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UCAR INTERNATIONAL INC.           BRANDYWINE WEST, 1521 CONCORD PIKE, SUITE 301,
                                  WILMINGTON, DE 19803

                                                          N E W S  R E L E A S E

FOR IMMEDIATE RELEASE                                CONTACT:  Elise A. Garofalo
                                                  Director of Investor Relations
                                                                    302-778-8227


         UCAR ANNOUNCES PRICING OF $400 MILLION OFFERING OF SENIOR NOTES


         Wilmington, DE - February 8, 2002 - UCAR International Inc. (NYSE:UCR) today announced the pricing of its previously announced private offering of Senior Notes due 2012. The aggregate principal amount of the Senior Notes has been increased to $400 million. The Senior Notes have an annual coupon rate of
10.25 percent. The issue price of the Senior Notes is 100 percent of principal amount plus accrued interest, with the first semi-annual interest payment due on August 15, 2002. The Company intends to use the net proceeds from this offering for the repayment of debt under its senior secured credit facilities. The closing of this offering is expected to take place next week.

         The notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act.

         This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         UCAR INTERNATIONAL PROVIDES NATURAL AND SYNTHETIC GRAPHITE AND CARBON PRODUCTS AND SERVICES TO CUSTOMERS IN THE STEEL, ALUMINUM, FUEL CELL POWER GENERATION, ELECTRONICS, SEMICONDUCTOR AND TRANSPORTATION INDUSTRIES.

         NOTE: THIS NEWS RELEASE CONTAINS FORWARD LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE INCLUDE STATEMENTS ABOUT SUCH MATTERS AS THE EXPECTED CLOSING OF A PRIVATE PLACEMENT AND THE ANTICIPATED BENEFITS FROM THE PRIVATE PLACEMENT, A RELATED AMENDMENT TO SENIOR SECURED CREDIT FACILITIES AND A COST SAVINGS PLAN. WE HAVE NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES (INCLUDING FUTURE RESULTS) COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THESE STATEMENTS DUE TO VARIOUS FACTORS. THESE FACTORS INCLUDE POSSIBLE CHANGES IN CAPITAL MARKET CONDITIONS OR IN THE BUSINESS, PROSPECTS, RESULTS OF OPERATION OR FINANCIAL CONDITION OF UCAR INTERNATIONAL THAT RESULT IN TERMINATION OF THE OFFERING OR CHANGES IN THE TERMS THEREOF, THE POSSIBILITY THAT MARKET INTEREST RATES COULD INCREASE WHICH WOULD INCREASE INTEREST EXPENSE ON OUR VARIABLE INTEREST RATE DEBT, THE POSSIBILITY THAT COST SAVINGS ANTICIPATED UNDER THAT COST SAVINGS PLAN MAY NOT BE ACHIEVED AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN FILINGS BY UCAR INTERNATIONAL WITH THE SEC.